CORRECTED
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
DST SYSTEMS, INC.

DST Systems, Inc., a Delaware corporation (the “Corporation”), pursuant to Section 103(f) of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST:                 That the Certificate of Amendment (the “Certificate of Amendment”) of the Certificate of Incorporation that was filed with the Secretary of State of Delaware on May 10, 2000 is an inaccurate record of the corporate action therein referred to because it referred to an amendment being made to “Article Fourth” instead of “the first paragraph of Article Fourth”, which resulted in the inadvertent deletion of the remainder of Article Fourth.

SECOND:    The Certificate of Amendment is hereby corrected to read in its entirety as set forth on Exhibit A.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Corporation, has executed this Corrected Certificate of Amendment on this 11th day of May, 2015.

DST SYSTEMS, INC.

By:	/s/ Randall D. Young
Name: Randall D. Young
Title: Senior Vice President, General Counsel and Secretary

Exhibit A

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

DST Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST:     That at a meeting of the Board of Directors of DST Systems, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

WHEREAS, the Board deems it in the best interests of the Corporation that the first paragraph of Article Fourth of the Corporation's Amended Certificate of Incorporation, filed with the Secretary of the State of Delaware on August 31, 1995 (the "Certificate"), be amended to read as follows:

FOURTH, The aggregate number of shares of stock which the Corporation shall have authority to issue is 310,000,000 shares, divided into classes and with par values as follows:

Class	Number of Shares in Class	Par Value Per Share
Common Stock	300,000,000	$0.01
Preferred Stock	10,000,000	$0.01

RESOLVED, that upon approval by the Corporation's stockholders of the amendment, the officers of the Corporation are hereby authorized and directed to execute all documents, file all papers, pay all expenses and take all other actions as they deem necessary or desirable with respect to the amendment.

SECOND:      That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 228 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:          That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:      That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said DST Systems, Inc. has caused this certificate to be signed by Robert C. Canfield, an Authorized Officer, this 9th day of May, 2000.

By:	/s/ Robert C. Canfield
Robert C. Canfield
Senior Vice President, General Counsel and Secretary